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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 November 6, 1996
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)

                         RETIREMENT CARE ASSOCIATES, INC.
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               Exact name of Registrant as Specified in its Charter

       Colorado                    1-14114                43-1441789
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State or Other Jurisdiction    Commission File    IRS Employer Identification
     of Incorporation              Number                   Number

           6000 Lake Forrest Drive, Suite 200, Atlanta, Georgia 30328
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           Address of Principal Executive Offices, Including Zip Code

                                (404) 255-7500
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               Registrant's Telephone Number, Including Area Code
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ITEM 5.  OTHER EVENTS

     On November 6, 1996, National Assistance Bureau, Inc. ("NAB") and Gordon Jensen Health Care Associates ("Gordon Jensen") announced that they had each filed an action by the U.S. District Court for the District of Columbia to appeal the Internal Revenue Service's ("IRS") recent determination to revocate their status as tax exempt organizations.

     The IRS alleges that interest-free cash advances in unspecified amounts were made indirectly by NAB and Gordon Jensen to its respective officers and directors and certain related for-profit corporations and that these advances constitute private inurements in violation of Section 501(c)(3) of the Internal Revenue Code. The IRS determination, if sustained, would be retroactive to January 1, 1991. NAB and Gordon Jensen strongly dispute the IRS's allegations and believes that their tax exempt status will be upheld.

     In connection with its determination, the IRS has also commenced examinations of certain tax exempt bond issues involving NAB and Gordon Jensen to determine whether the interest on such bonds should continue to be tax exempt. NAB and Gordon Jensen believe that the bond issues in question comply in all respects with the requirements of the Internal Revenue Code and that interest payments on such bonds are, and will continue to be, tax exempt.

     NAB owns two health care facilities managed by Capitol Care Management Company, Inc. ("Capitol Care"), a wholly-owned subsidiary of Retirement Care Associates, Inc. (the "Company"). Gordon Jensen owns eight health care facilities managed by Capitol Care and one facility leased by a subsidiary of the Company. The IRS has not made any allegations concerning the Company or Capitol Care, which are not parties to the proceedings filed by NAB and Gordon Jensen and which have no ownership interest in NAB or Gordon Jensen. The ultimate outcomes of these proceedings are not expected to have any material adverse effect on the Company.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      RETIREMENT CARE ASSOCIATES, INC.


Dated: November 13, 1996              By /s/ Chris Brogdon
                                             Chris Brogdon, President